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                                                                 Exhibit 10(c)


                        R. R. DONNELLEY & SONS COMPANY
    1993 STOCK PURCHASE PLAN FOR SELECTED MANAGERS AND KEY STAFF EMPLOYEES
            (AS AMENDED ON SEPTEMBER 22, 1994 AND OCTOBER 26, 1995)


1.   Purpose.

     The purpose of the Stock Purchase Plan (the "Plan") of R. R. Donnelley & Sons Company (the "Company") is to align the interests of the Company's stockholders and selected managers and key staff employees of the Company and its majority-owned subsidiaries eligible to participate in the Plan by granting incentives to such managers and key staff employees to increase their proprietary interest in the Company's growth and success.

2.   Administration.

     The Plan will be administered by a Committee (the "Committee") of three or more directors designated by the Board of Directors of the Company (the "Board). No member of the Committee, during the one year prior to service on the Committee or during service on the Committee, shall have been or be granted or awarded shares of common stock, par value $1.25 per share, of the Company ("Common Stock"), options to purchase shares of Common Stock or other equity securities of the Company pursuant to the Plan or any other plan of the Company or any affiliate of the Company, except for any grant or award which would not result in such member ceasing to be a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee may adopt such rules and regulations and make such determinations and interpretations and provide for all terms and conditions of the Plan and participation thereunder as it shall deem desirable and not inconsistent with the limitations herein provided. All such rules, regulations, determinations and interpretations relating to the Plan adopted by the Committee shall be conclusive and binding upon all parties.

3.   Eligibility.

     (a) The Committee shall determine the classes (or portions thereof) of managers and key staff employees of the Company and any of its subsidiaries that are eligible to participate in the Plan (each such class determined to be so eligible being referred to herein as an "Eligible Class"); provided that the Committee may direct that the determination of such classes (or portions thereof) be made by the Chief Executive Officer, either alone or together with one or more designated officers of the Company, except that the determination of the eligibility of any class in which there is an "officer" within the meaning of Rule 16a-1 under the Exchange Act shall be made by the Committee. The determination of Eligible Classes shall remain in effect unless and until changed in accordance with the following. No elimination of an Eligible Class or portion thereof may be made with respect to any calendar year after February 1 of such year. Additions of Eligible Classes or portions thereof may be made at any time by the
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Committee, or by the Chief Executive Officer, either alone or together with one or more designated officers of the Company, if the Committee has delegated the authority to determine such Eligible Classes to the Chief Executive Officer.


     (b) An employee of the Company or a subsidiary of the Company who either
(i) is employed in an Eligible Class on a Purchase Date (as hereinafter defined), or (ii) was employed in an Eligible Class on the December 31 next preceding a Purchase Date and who retired at age 55 or over on or after such December 31 and on or prior to such Purchase Date, shall be eligible to purchase shares of Common Stock in accordance with the Plan on such Purchase Date (each such employee being referred to herein as an "Eligible Employee"); provided that any Eligible Employee who disposes of Common Stock purchased under the Plan in contravention of Section 7 hereof shall not be an Eligible Employee (and therefore not entitled to purchase shares of Common Stock under the Plan) on either of the two Purchase Dates next following the date on which the Company becomes aware of the most recent such disposition and with respect to which the condition set forth in Section 4(c) is satisfied.

4. Eligible Employee's and Company's Contributions for Purchase of Shares of Common Stock.

     (a) Subject to subsection (c) below, each Eligible Employee may, with respect to each Purchase Date, contribute up to 5% of the Compensation (as hereinafter defined) of such Eligible Employee for the calendar year next preceding such Purchase Date; provided that the amount, if any, contributed by an Eligible Employee (the "Eligible Employee's Contribution Amount") shall in no event be less than $100. The Eligible Employee's Contribution Amount shall, subject to the conditions contained herein, be applied, together with a Company contribution equal to 50% of the Eligible Employee's Contribution Amount, to the purchase of Common Stock as provided in Section 5. The Company will contribute an additional amount equal to 20% of the Eligible Employee's Contribution Amount, which amount will be paid in cash to the Eligible Employee in the last pay period in the month of April next following the Purchase Date.

     (b) The election of an Eligible Employee to contribute with respect to a Purchase Date and the designation by such Eligible Employee of such Eligible Employee's Contribution Amount for such Purchase Date must be made no later than the March 15 next preceding such Purchase Date; provided that in the case of an Eligible Employee who is subject to Section 16 of the Exchange Act, such election and designation with respect to a Purchase Date shall be made no later than the September 15 next preceding such Purchase Date and shall be irrevocable after such September 15. An Eligible Employee shall pay such Eligible Employee's Contribution Amount in full on or before the March 15 next preceding a Purchase Date.
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     (c) No Eligible Employee may make a contribution under the Plan following any calendar year of the Company, unless the consolidated net earnings of the Company for such year, before provision for Federal, state and other income taxes, shall equal or exceed 6.5% of the consolidated net sales of the Company, as determined in accordance with generally accepted accounting principles as in effect for such year (the "Performance Threshold"); provided, however, that the Committee may, in its sole discretion exercised at any time, exclude from the calculation of the Performance Threshold for any year the effect of any extraordinary, non-recurring or unusual charge or credit, any change in accounting policy or any other factors (including, without limitation, acquisitions or dispositions) deemed by the Committee to warrant such exclusion or change the Performance Threshold as it deems appropriate.

     (d) The "Compensation" of an Eligible Employee for a calendar year shall mean the sum of (i) the base pay (before reduction on account of any election by the Eligible Employee pursuant to a "qualified cash or deferred arrangement," as defined in Section 401(k) of the Internal Revenue Code of 1986 (the "Code")), or pursuant to a "cafeteria plan," as defined in Section 125 of the Code), and overtime paid to such Eligible Employee by the Company and its subsidiaries during such calendar year and (ii) the annual incentive compensation amount paid to such Eligible Employee by the Company and its subsidiaries during such calendar year, prorated, if necessary, for the portion of such calendar year during which such employee was in an Eligible Class. Notwithstanding the foregoing, Compensation shall not include expatriate benefits paid under the Company's expatriate policy (as amended from time to time), including, without limitation, any foreign service or hardship premium.

5.   Purchase of Shares of Common Stock.

     The Eligible Employee's Contribution Amount and the Company contribution equal to 50% of such Eligible Employee's Contribution Amount shall be applied on the first trading day following March 15 in any year when purchases may be made (a "Purchase Date") to the purchase from the Company of whole shares of Common Stock for the Eligible Employee's account at the average of the high and low transaction prices reported in the New York Stock Exchange Composite Transactions report for such Purchase Date. Any amount in excess of the amount so applied to the purchase of whole shares of Common Stock shall be paid to the Eligible Employee.

6.   Certificates Representing Shares of Common Stock.

     Shares purchased under the Plan for the account of an Eligible Employee will be represented by a certificate registered in the name of such Eligible Employee or, if such Eligible Employee shall so specify, in the name of such Eligible Employee and such Eligible Employee's spouse as joint tenants, and the certificate shall be delivered to the Eligible Employee as soon as practicable following the Purchase Date.
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7.   Disposition of Shares of Common Stock.

     An Eligible Employee who purchases shares of Common Stock under the Plan may sell, assign, transfer or otherwise dispose of such shares at any time; provided that the sale, assignment, transfer or other disposition of any shares of Common Stock which are purchased under the Plan within three years of the date of purchase of such shares under the Plan (other than a transfer into the name of the Eligible Employee and such employee's spouse as joint tenants or a transfer from joint tenancy into the name of the Eligible Employee individually) shall automatically terminate the right of such Eligible Employee to participate in the Plan on the two Purchase Dates next following the date on which the Company becomes aware of the most recent such disposition and with respect to which the condition set forth in Section 4(c) is satisfied. An Eligible Employee who transfers shares to a trust or brokerage account may restore such Eligible Employee's right to participate in the Plan by re-registering such shares in such Eligible Employee's name (or registering such shares in joint tenancy with such Eligible Employee's spouse) within three months of notice from the Company and delivering a copy of the certificate representing such re-registered shares to the Compensation and Employee Benefits department of the Company.

8.   Number of Shares of Common Stock.

     The maximum number of shares of Common Stock available for purchase under the Plan shall be 7,000,000 shares of Common Stock; provided that such maximum number shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or like capital adjustment or the payment of any stock dividend or other increase or decrease in the number of such issued shares effected without receipt of consideration by the Company. Shares of Common Stock purchased under the Plan shall, at the election of the Company, be authorized and unissued shares of Common Stock or shares of Common Stock held as treasury shares or a combination thereof.

9.   Effective Date.

     The Plan shall be submitted to the stockholders of the Company for approval at the 1993 annual meeting of stockholders and, if approved, shall become effective as of January 1, 1993.
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10.  Termination and Amendment.

  The Plan shall terminate with respect to Compensation paid to employees after December 31, 2002 unless terminated earlier by the Board. The Board may suspend the Plan at any time. Any termination or suspension shall not affect the rights of an Eligible Employee with respect to shares of Common Stock theretofore purchased under the Plan. The Board may amend the Plan at any time, but no amendment may be made without the approval of stockholders if such amendment would increase the Company's total contribution to a percent greater than 70% of an Eligible Employee's Contribution Amount, increase the maximum percentage to more than 5% of an Eligible Employee's Compensation, reduce the purchase price of shares of Common Stock under the Plan, or increase the aggregate number of shares of Common Stock which may be purchased under the Plan.